UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 13, 2009

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286
(a Florida corporation)

TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

1-5007	TAMPA ELECTRIC COMPANY	59-0475140
(a Florida corporation)

TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The first two paragraphs of Item 8.01 are being jointly filed by TECO Energy, Inc. and its wholly owned subsidiary, Tampa Electric Company. All other items are being filed in the case of Item 8.01, and furnished in the case of Item 7.01, by TECO Energy, Inc. only.

Section 8 – Other Events

Item 8.01:	Other Events.

Tampa Electric Base Rate Proceeding Revenue Requirement Decision

On Mar. 17, 2009 the Florida Public Service Commission (FPSC) made a final determination of the revenue requirements in Tampa Electric’s base revenue increase filing. The total annual revenue increase in 2010 is approximately $138 million, consisting of two components. The first component is the 2009 annual base revenue increase of approximately $104 million, with new rates effective May 7, 2009. Tampa Electric will benefit from almost eight months of the new base rates in 2009, with a full-year benefit in 2010. The second component is a step increase effective in January 2010 of approximately $34 million to reflect the revenue requirements associated with combustion turbines to serve peak load requirements and rail unloading facilities to provide bimodal fuel delivery capability that are currently under construction and expected to be in service by year-end 2009. This second step increase is subject to two conditions 1) the facilities being in service by year-end 2009, and 2) a prudence review as to whether the combustion turbines are required to serve customer load.

The revenue requirements for 2009 and 2010 reflect a mid-point return on equity (ROE) of 11.25%. The allowed equity in the capital structure is 53.94% from all financial sources of capital (and 46.04% including other regulatory sources of capital such as deferred taxes and customer deposits) on an allowed rate base is $3.4 billion. The allowed ROE also applies to other regulatory calculations such as Allowance for Funds Used During Construction and the allowed return on investments recovered through the Environmental Cost Recovery Clause. Amounts reported as approved by the FPSC on Mar. 17, 2009 in this report are subject to verification in the FPSC final order.

On Apr. 7, 2009 the FPSC will determine the final rate design in the Tampa Electric case, and a final order in the proceeding is expected by Apr. 27, 2009. The scheduled dates for decisions in the Peoples Gas rate case on revenue requirements and rate design are May 5 and May 19, respectively, with a final order to be issued by Jun. 8, 2009.

TECO Guatemala Sale of Navega

On Mar. 13, 2009, TECO Guatemala sold its 16.5% interest in the Central American fiber optic telecommunications provider Navega. The sale will result in an after-tax gain of $9.5 million to be recorded in the first quarter, which will be treated as a non-GAAP item, and total cash of $29 million was repatriated to the U. S. In 2008, Navega contributed approximately $3.8 million of net income to TECO Guatemala through DECA II.

TECO Guatemala Status of San José Power Station

In its Annual Report on Form 10-K for the period ended Dec. 31, 2008, TECO Energy reported that the San José Power Station in Guatemala was out of service due to an equipment failure. Repairs have been completed, and the unit is currently dispatching and serving its 120 MW commitment under the Power Purchase Agreement on the Guatemalan electricity grid.

Section 7 – Regulation FD

Item 7.01:	Regulation FD Disclosure.

TECO Coal Contract Status

TECO Coal continues to work with its European metallurgical coal customers to finalize contracts for the 2009 contract year that would typically begin in April. The outlook for the steel industry remains cloudy due to the uncertainty of the timing of any economic recovery.

TECO Coal currently has 9.6 million tons of its expected 2009 production under contract, including 100% of expected steam coal sales. Total sales in 2009 are expected to be in a range between 9.8 and 10.3 million tons, with the remaining unsold tons in the metallurgical coal category.

TECO Energy

TECO Energy is not prepared to provide formal 2009 guidance at this time, but expects to provide guidance in late April or early May. With the outcome of its base rate proceeding, Tampa Electric’s earnings are expected to grow in 2009. With the expected higher utility earnings combined with the higher earnings expected at TECO Coal, partially offset by the lower expected earnings at TECO Guatemala, TECO Energy’s dividend payout ratio is expected to significantly improve in 2009 from 2008’s non-GAAP payout ratio of 92% on non-GAAP results of $0.87 on a per share basis.

This Current Report on Form 8-K contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; access to capital and credit markets when required in the current economic conditions; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal, fuel cost recoveries and cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; the ability to increase the amount of power generated by the San José Power Station during a period of lower oil prices and periodic outages; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2009	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: March 18, 2009	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)